Exhibit 99.1

CONTACT:	Liz Merritt, Rural/Metro Corporation (investors)
(480) 606-3337
Jeff Stanlis, Hayden Communications (media)
(602) 476-1821

For immediate release

RURAL/METRO ANNOUNCES PRELIMINARY

FOURTH QUARTER AND FISCAL 2006 RESULTS

•	9.4% Growth in Annual Net Revenue; 7.1% Quarterly Growth

•	33.9% Increase in Annual Operating Income; 64.1% Quarterly Increase

•	13.9% Increase in Annual EBITDA; 28.4% Quarterly Increase

SCOTTSDALE, Ariz. (Sept. 13, 2006) – Rural/Metro Corporation (Nasdaq: RURL), a leading provider of medical transportation and private fire protection services, announced today unaudited financial results for its fourth quarter and fiscal year ended June 30, 2006.

The company may file for an extension of the date to file its Annual Report on Form 10-K for the fiscal year ended June 30, 2006, as management may need additional time to complete the related financial statements and disclosures. Management expects final results to be consistent with the unaudited results announced today.

Jack Brucker, President and Chief Executive Officer, said, “We are pleased with our fourth quarter and full year performance as well as our ability to achieve consistent growth in revenue, EBITDA and operating income. We continued to benefit from ongoing market expansion efforts, the addition of new contracts, and rate increases applied to offset higher costs of providing quality medical care. Labor and operating expenses reflected continuing improvement, and the provision for doubtful accounts began to stabilize.”

Results of Operations for the Three Months Ended June 30, 2006

Net revenue for the fourth quarter increased 7.1 percent, or $9.2 million, to $139.1 million, compared to $129.9 million in the fourth quarter of the prior year. Revenue growth reflected an increase in the demand for medical transportation and subscription fire protection services, new contract activities, and rate increases.

Total operating expenses were $124.7 million, an increase of 3.0 percent or $3.6 million, compared to total operating expenses of $121.1 million in the prior year. Payroll and employee benefits increased $1.1 million, or 1.7 percent over the prior year, primarily due to a $4.4 million increase in wages related to greater medical transport activity and general wage rate increases, offset by a $2.2 million reduction in workers’ compensation insurance costs, and a $2.1 million reduction in management incentive expense related to bonuses paid in connection with the company’s fiscal 2005 debt refinancing. Payroll and employee benefits as a percentage of net revenue improved to 48.3 percent from 50.9 percent in the prior year. Other operating expenses decreased by $1.7 million, related primarily to a $1.4 million decrease in professional fees and a $0.4 million decrease in general liability insurance costs. These improvements were partially offset by a $1.5 million increase in operating supplies related to increased transports. The provision for doubtful accounts increased $4.1 million, which is discussed below.

Operating income for the three months ended June 30, 2006 was $14.4 million, an increase of $5.6 million or 64.1 percent, compared to $8.8 million for the same period last year.

The company generated fourth-quarter earnings before interest, taxes, depreciation and amortization (EBITDA) of $15.5 million, an increase of 28.4 percent, compared with EBITDA of $12.1 million in the same quarter last year.

The company regards EBITDA, which is widely used by analysts, investors, creditors, and other interested parties, as relevant and useful information. The company provides this information to permit additional analysis of its ability to meet future debt service, capital expenditures, and working capital requirements. Additionally, management uses this information to evaluate the performance of the company’s operating units. EBITDA is not intended to represent cash provided by operating activities as defined by generally accepted accounting principles (GAAP), and it should not be considered as an indicator of operating performance or an alternative to cash provided by operating activities as a measure of liquidity. A reconciliation of EBITDA to GAAP financial measures is included with this release.

Net income was $1.2 million or $0.05 per diluted share, including a $1.2 million, or $0.05 per diluted share, loss from discontinued operations. This compared to net income of $83.8 million, or $3.37 per diluted share in the fourth quarter of fiscal 2005, which included a $1.4 million, or $0.06 per diluted share, loss from discontinued operations. The decrease from the prior-year period is primarily attributable to an $83.9 million, or $3.37 per diluted share, deferred tax benefit recognized in the fourth quarter of fiscal 2005. The deferred tax benefit resulted from management’s determination that the company’s deferred tax assets, primarily those relating to its net operating loss carryforward, would be realized in the future.

Results of Operations for the Fiscal Year Ended June 30, 2006

For the fiscal year ended June 30, 2006, net revenue increased 9.4 percent to $548.5 million, compared to $501.5 million for fiscal 2005. Annual revenue growth reflected an increase in the demand for medical transportation and subscription fire protection services, new contract activities, and rate increases.

Total operating expenses were $496.9 million, an increase of 7.3 percent or $33.9 million, compared to total operating expenses of $463.0 million in the prior year. Payroll and employee benefits increased $10.8 million, or 4.2 percent, over the prior year, primarily due to an $18.3 million increase in wages related to greater medical transport activity and general wage rate increases. These increases in payroll and employee benefits were partially offset by a $4.9 million decrease in workers’ compensation insurance costs, and a $3.5 million reduction in management incentive expense related to bonuses paid in connection with the company’s fiscal 2005 debt refinancing. As a percentage of net revenue, payroll and employee benefits improved to 48.9 percent from 51.4 percent. Other operating expenses increased $7.0 million which included a $2.6 million increase in fuel expense primarily driven by an overall increase in the cost of fuel, a $2.4 million increase in professional fees related to market share protection efforts and an amendment to the company’s credit facility, and a $2.0 million increase in contractual service and

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management fees related to increased transports. These expenses were partially offset by a $3.2 million reduction in general liability insurance costs. The provision for doubtful accounts increased $16.9 million, which is discussed below.

Operating income for fiscal 2006 was $51.6 million, an increase of $13.1 million or 33.9 percent, compared to $38.5 million for the same period last year.

The company generated EBITDA of $54.2 million in fiscal 2006, an increase of 13.9 percent, compared to $47.6 million in fiscal 2005.

For fiscal 2006, the company recorded an income tax provision of $10.9 million applicable to continuing operations. The effective tax rate for the 12-month period applicable to continuing operations was 51.6 percent, which differs from the federal statutory rate of 35.0 percent primarily due to the non-deductible portion of non-cash interest expense related to the Company’s 12.75% Senior Discount Notes, non-deductible executive compensation expense, and state income taxes. Cash payments for income taxes for fiscal 2006 totaled $0.6 million.

Net income for the fiscal year was $3.5 million or $0.14 per diluted share, including a $5.9 million, or $0.24 per diluted share, loss from discontinued operations. This compared to net income of $88.3 million, or $3.66 per diluted share in fiscal 2005. The decrease from the prior year is primarily attributable to the previously mentioned deferred income tax benefit recognized in the fourth quarter of fiscal 2005. In addition, 2005 results included an $8.2 million, or $0.34 per diluted share, loss on the early extinguishment of debt reported in the third quarter.

Certain items affecting fiscal 2006 results included respective $5.7 million and $0.8 million pre-tax losses related to the company’s exit from the New Jersey and Augusta, Georgia, medical transportation markets, and recognition of a $2.5 million pre-tax charge related to an ongoing government investigation into certain of the company’s former Texas operations. These amounts are included in the loss from discontinued operations in fiscal 2006.

Provision for Doubtful Accounts

The provision for doubtful accounts for the fiscal year ended June 30, 2006 was $98.9 million, representing 18.0 percent of net revenue, compared to $82.0 million, or 16.4 percent of net revenue, in 2005.

The $16.9 million year-over-year increase in the provision for doubtful accounts related to:

•	Growth in medical transportation revenue: $7.7 million related to the expected level of provisioning for overall growth in medical transportation revenue across all payer classes.

•	Rate increases: Rate increases are applicable to select classes of payers, primarily commercial insurers. The company increased its provision for doubtful accounts $4.9 million related to other payers.

•	Billing center consolidation: The company consolidated three regional billing centers during fiscal 2006, resulting in a lengthening of the collection cycle and a related $2.8 million increase in the provision for doubtful accounts.

•	Slowing of collections: A slowing of collections related to invoices for patients covered by certain forms of government insurance caused the company to increase the provision for doubtful accounts by $2.3 million. These collections related primarily to Medicare Advantage and Arizona Medicaid invoices. This was partially offset by improved collections in certain service areas of $0.8 million.

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“We believe that our provision for doubtful accounts began to stabilize during the fourth quarter, with overall collections showing gradual improvement,” Mr. Brucker said. “Collections also began to improve on accounts affected by the consolidation this year of three regional billing centers. We continue to work with Medicaid managed-care payers in Arizona to collect on accounts that have been subject to an extended payment cycle. While we have made some progress, there are accounts that remain unpaid.”

The company also identified a matter related to certain invoices for patients enrolled in Medicare Advantage plans, which is a new option for beneficiaries seeking prescription drug and healthcare benefits. The matter centers on the patient’s ability to enroll in, un-enroll from or switch Medicare Advantage plans during Medicare’s open enrollment period from January 1, 2006 through June 30, 2006.

“We have experienced an increasing number of invoices that must be resubmitted to alternative Medicare Advantage payers because the patients elected to change plan providers during the open enrollment period,” Mr. Brucker explained. “Our efforts to address this issue include the utilization of software to verify eligibility for patients enrolled in Medicare Advantage programs. We believe the invoices ultimately will be paid; however, we have experienced a lengthening of the collection cycle that is reflected in an increase in days sales outstanding.”

Key Operating Statistics

Following is a presentation of certain of the company’s key operating statistics. Medical transports and net/net EMS APC statistics have been adjusted to eliminate discontinued operations.

	Q4 ‘05 (6/30/05)	Q1 ‘06 (9/30/05)	Q2 ‘06 (12/31/05)	Q3 ‘06 (3/31/06)	Q4 ‘06 (6/30/06)
Medical Transports (1)	255,185	259,288	260,697	263,157	262,580
Net/Net EMS Average Patient Charge (APC) (2)	$337	$340	$345	$340	$338
Days Sales Outstanding (DSO) (3)	45	46	47	50	52

(1)	Medical transports from continuing operations are defined as actual emergency and non-emergency patient transports.

(2)	Net/Net EMS APC is defined as gross medical transport revenue less provisions for discounts applicable to Medicare, Medicaid and other third-party payers and doubtful accounts divided by emergency and non-emergency transports from continuing operations.

(3)	DSO is calculated using the average accounts receivable balance on a rolling 13-month average and net revenue on a rolling 12-month basis and has not been adjusted to eliminate discontinued operations.

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Conference Call to Discuss Results

The company will discuss these results in a conference call today beginning at 2 p.m. Pacific/5 p.m. Eastern. To access the conference call, dial (800) 289-0494 (domestic), or (913) 981-5520 (international). The call also will be broadcast live on the company’s web site at www.ruralmetro.com. A telephone replay will be available from 6 p.m. (Eastern) today through midnight (Eastern) September 14, 2006. To access the replay, dial (888) 203-1112. From international locations, dial (719) 457-0820. The required pass code is 3451114. An archived webcast also will be available for 90 days following the call at www.ruralmetro.com.

About Rural/Metro

Rural/Metro Corporation provides emergency and non-emergency medical transportation, fire protection, and other safety services in 23 states and approximately 400 communities throughout the United States. For more information, visit the company’s web site at www.ruralmetro.com.

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, timely completion of the fiscal 2006 audit reflecting results consistent with the unaudited results presented herein; the company’s ability to collect its accounts receivable; competitors’ actions; litigation and regulatory matters; and the company’s ability to sustain operating cash flow, secure new contracts, retain existing contracts, and improve earnings and operating margins. Additional factors that could affect the company are described in its Form 10-K for the year ended June 30, 2005 under the caption “Risk Factors” in the Management’s Discussion and Analysis of Financial Condition and Results of Operations sections and its Form 10-K for the year ended June 30, 2006 in “Item 1A – Risk Factors,” and other factors as described from time to time in the company’s SEC filings. The company disclaims any obligation to update its forward-looking statements.

(RURL/F)

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RURAL/METRO CORPORATION

CONSOLIDATED BALANCE SHEET

(unaudited)

(in thousands, except share and per share data)

	June 30, 2006	June 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$3,041	$17,688
Short-term investments	6,201	—
Accounts receivable, net	83,367	71,986
Inventories	13,135	12,743
Deferred tax assets	9,461	10,110
Prepaid expenses and other	3,702	9,449

Total current assets	118,907	121,976
Property and equipment, net	45,970	41,402
Goodwill	38,362	39,344
Deferred tax assets	69,657	75,551
Insurance deposits	2,842	9,037
Other assets	23,454	26,818

Total assets	$299,192	$314,128

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$13,957	$14,738
Accrued liabilities	38,594	42,327
Deferred revenue	21,342	19,429
Current portion of long-term debt	37	1,497

Total current liabilities	73,930	77,991
Long-term debt, net of current portion	291,337	305,478
Other liabilities	25,332	27,846

Total liabilities	390,599	411,315

Minority interest	2,065	1,456

Stockholders’ equity (deficit):
Preferred stock, $0.01 par value, 2,000,000 shares authorized, zero shares issued and outstanding at both June 30, 2006 and 2005	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 24,495,518 and 24,117,499 shares issued and outstanding at June 30, 2006 and 2005, respectively	245	241
Additional paid-in capital	153,955	152,305
Treasury stock, 96,246 shares at both June 30, 2006 and 2005	(1,239)	(1,239)
Accumulated deficit	(246,433)	(249,950)

Total stockholders’ equity (deficit)	(93,472)	(98,643)

Total liabilities, minority interest and stockholders’ equity (deficit)	$299,192	$314,128

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

For The Three Months Ended June 30, 2006 and 2005

(unaudited)

(in thousands, except per share amounts)

	2006	% of Net revenue	2005	% of Net revenue
Net revenue	$139,150	100.0%	$129,904	100.0%

Operating expenses:
Payroll and employee benefits	67,200	48.3%	66,083	50.9%
Provision for doubtful accounts	25,796	18.5%	21,723	16.7%
Depreciation and amortization	2,916	2.1%	2,715	2.1%
Other operating expenses	28,785	20.7%	30,531	23.5%
(Gain) loss on sale of assets	(9)	—	38	—

Total operating expenses	124,688	89.6%	121,090	93.2%

Operating income	14,462	10.4%	8,814	6.8%
Interest expense	(7,875)	(5.7%)	(7,534)	(5.8%)
Interest income	123	0.1%	72	0.1%

Income from continuing operations before income taxes and minority interest	6,710	4.8%	1,352	1.0%
Income tax (provision) benefit	(4,148)	(3.0%)	83,982	64.6%
Minority interest	(108)	(0.1%)	(62)	(0.0%)

Income from continuing operations	2,454	1.8%	85,272	65.6%
Loss from discontinued operations, net of income taxes	(1,241)	(0.9%)	(1,430)	(1.1%)

Net income	$1,213	0.9%	$83,842	64.5%

Income per share:
Basic -
Income from continuing operations	$0.10		$3.63
Loss from discontinued operations	(0.05)		(0.06)

Net income	$0.05		$3.57

Diluted -
Income from continuing operations	$0.10		$3.43
Loss from discontinued operations	(0.05)		(0.06)

Net income	$0.05		$3.37

Average number of common shares outstanding - Basic	24,468		23,475

Average number of common shares outstanding - Diluted	24,910		24,910

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

For The Years Ended June 30, 2006 and 2005

(unaudited)

(in thousands, except per share amounts)

	2006	% of Net revenue	2005	% of Net revenue
Net revenue	$548,501	100.0%	$501,514	100.0%

Operating expenses:
Payroll and employee benefits	268,491	48.9%	257,737	51.4%
Provision for doubtful accounts	98,929	18.0%	82,016	16.4%
Depreciation and amortization	11,197	2.0%	10,608	2.1%
Other operating expenses	119,588	21.8%	112,543	22.4%
(Gain) loss on sale of assets	(1,311)	(0.2%)	72	—

Total operating expenses	496,894	90.6%	462,976	92.3%

Operating income	51,607	9.4%	38,538	7.7%
Interest expense	(31,025)	(5.7%)	(29,567)	(5.9%)
Interest income	548	0.1%	293	0.1%
Loss on early extinguishment of debt	—	—	(8,170)	(1.6%)

Income from continuing operations before income taxes and minority interest	21,130	3.9%	1,094	0.2%
Income tax (provision) benefit	(10,907)	(2.0%)	83,816	16.7%
Minority interest	(759)	(0.1%)	(102)	—

Income from continuing operations	9,464	1.7%	84,808	16.9%
Income (loss) from discontinued operations, net of income taxes	(5,947)	(1.1%)	3,523	0.7%

Net income	$3,517	0.6%	$88,331	17.6%

Income per share:
Basic -
Income from continuing operations	$0.39		$3.74
Income (loss) from discontinued operations	(0.25)		0.16

Net income	$0.14		$3.90

Diluted -
Income from continuing operations	$0.38		$3.52
Income (loss) from discontinued operations	(0.24)		0.14

Net income	$0.14		$3.66

Average number of common shares outstanding - Basic	24,359		22,406

Average number of common shares outstanding - Diluted	24,842		22,406

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

For The Years Ended June 30, 2006 and 2005

(unaudited)

(in thousands)

	2006	2005
Cash flows from operating activities:
Net income	$3,517	$88,331
Adjustments to reconcile net income to net cash provided by operating activities -
Provision for doubtful accounts	105,403	88,030
Depreciation and amortization	11,430	11,630
Non-cash adjustments to insurance claims reserves	(8,440)	(6,725)
Accretion of 12.75% Senior Discount Notes	6,895	2,066
Deferred income taxes	5,893	(84,155)
Amortization of deferred financing costs	2,367	2,604
(Gain) loss on sale of property and equipment	(1,412)	454
Book overdraft	1,259	—
Goodwill impairment	982	—
Earnings of minority shareholder	759	102
Stock based compensation	28	—
Non-cash portion of loss on early extinguishment of debt	—	5,668
Tax benefit from the exercise of stock options	—	2,202
Amortization of debt discount	—	17
Change in assets and liabilities -
Accounts receivable	(116,784)	(94,668)
Inventories	(392)	(1,005)
Prepaid expenses and other	4,245	(3,049)
Insurance deposits	3,744	(5,311)
Other assets	1,833	1,510
Accounts payable	(1,885)	750
Accrued liabilities	451	3,597
Deferred revenue	1,913	1,888
Other liabilities	5,291	10,919

Net cash provided by operating activities	27,097	24,855

Cash flows from investing activities:
Purchases of short-term investments	(62,351)	—
Sales of short-term investments	56,150	—
Capital expenditures	(16,174)	(12,521)
Proceeds from the sale of property and equipment	1,806	149

Net cash used in investing activities	(20,569)	(12,372)

Cash flows from financing activities:
Repayment of debt	(22,496)	(310,948)
Tax benefit from the exercise of stock options	895	—
Issuance of common stock	731	3,050
Distributions to minority shareholders	(305)	—
Issuance of debt	—	310,209
Cash paid for debt issuance costs	—	(13,478)

Net cash used in financing activities	(21,175)	(11,167)

Increase (decrease) in cash and cash equivalents	(14,647)	1,316
Cash and cash equivalents, beginning of year	17,688	16,372

Cash and cash equivalents, end of year	$3,041	$17,688

RURAL/METRO CORPORATION

RECONCILIATION OF EBITDA TO CASH FLOW

PROVIDED BY OPERATING ACTIVITIES

(unaudited)

(in thousands)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2006	2005	2006	2005
Net income	$1,213	$83,842	$3,517	$88,331
Add back:
Depreciation and amortization	2,924	2,868	12,412	11,630
Interest expense	7,875	7,534	31,025	29,567
Interest income	(123)	(72)	(548)	(293)
Income tax provision (benefit)	3,641	(82,071)	7,767	(81,674)

EBITDA	15,530	12,101	54,173	47,561
Increase (decrease):
Interest expense	(7,875)	(7,534)	(31,025)	(29,567)
Interest income	123	72	548	293
Income tax (provision) benefit	(3,641)	82,071	(7,767)	81,674
Provision for doubtful accounts	25,877	23,429	105,403	88,030
Non-cash adjustments to insurance claims reserves	(6,053)	(6,089)	(8,440)	(6,725)
Accretion of 12.75% Senior Discount Notes	1,818	1,586	6,895	2,066
Deferred income taxes	3,374	(84,155)	5,893	(84,155)
Amortization of deferred financing costs	575	672	2,367	2,604
(Gain) loss on sale of property and equipment	(110)	420	(1,412)	454
Book overdraft	1,259	—	1,259	—
Earnings of minority shareholder	108	62	759	102
Stock based compensation	5	—	28	—
Non-cash portion of loss on early extinguishment of debt	—	—	—	5,668
Tax benefit from the exercise of stock options	—	2,043	—	2,202
Amortization of debt discount	—	—	—	17
Changes in operating assets and liabilities	(19,290)	(7,908)	(101,584)	(85,369)

Net cash provided by operating activities	$11,700	$16,770	$27,097	$24,855